EXHIBIT 15

November 2, 2011

Applied Industrial Technologies, Inc.

One Applied Plaza

Euclid Avenue at East 36th Street

Cleveland, Ohio 44115

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Applied Industrial Technologies, Inc. and subsidiaries for the periods ended September 30, 2011 and 2010, as indicated in our report dated November 2, 2011; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, is incorporated by reference in Registration Statement Nos. 33-53361, 33-53401, 33-65509, 333-83809, 333-69002, 333-124574, 333-138053, 333-138054, and 333-149183 on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Cleveland, Ohio